Exhibit 99.1

Microbot Medical Announce Strategic Addition to Scientific Advisory Board Appointment

Award-Winning Interventional Radiologist in the NY Metro Area Adds Significant Depth and Experience

HINGHAM, Mass., October 4, 2022 – Microbot Medical Inc. (Nasdaq: MBOT), which continues to be committed to expanding its capabilities, today announced the newest appointment to its Scientific Advisory Board (SAB), David C. Madoff, M.D. Dr. Madoff, Professor of Radiology and Medical Oncology, Vice Chair for Clinical Research and Section Chief of Interventional Radiology at Yale School of Medicine, has joined the Company’s esteemed SAB.

“Dr. Madoff has a proven track record of best in class clinical data collection and publications,” commented Harel Gadot, CEO, President and Chairman. “As such, we expect that his experience and contribution will be invaluable as we enter the clinical phases for the LIBERTY® Robotic System to progress along our regulatory paths.”

“The LIBERTY Robotic System intrigued me from the first time I saw it, due primarily to the future I feel robotics will play in our field,” commented Dr. Madoff. “As someone with prominent experience training the next generation of interventionalists, and overseeing a myriad of publications in our field, I am excited to help guide the Microbot team on the clinical path to bring this revolutionary product to market.”

Dr. David Madoff is experienced in treating patients with complex oncological problems where his clinical interests have included visceral vascular, hepatobiliary, and genitourinary interventions, various embolotherapy and percutaneous biopsy techniques and specialized therapies within Interventional Oncology. Dr. Madoff is world-renowned for his work on preoperative portal vein embolization, a technique used to improve the safety of major hepatic resection. He has been an invited speaker at numerous national and international meetings, authored or co-authored over 170 peer-reviewed scientific articles, written more than 30 book chapters, and served as co-editor of four textbooks. He serves as founding co-Editor-in-Chief for Digestive Disease Interventions, was Deputy Editor for Radiology and Journal of Vascular and Interventional Radiology, sits on the editorial boards for additional publications related to imaging, interventions, and cancer, and is an active participant within several radiological societies (RSNA, ARRS, SIR, SIO, AUR, ARRT). Based on his important contributions to the field, Dr. Madoff was elected Fellow of SIR, ACR and CIRSE. Dr. Madoff earned his MD from the University of Pittsburgh and completed both his internship in Internal Medicine and residency in Radiology at SUNY at Stony Brook. His fellowship training was completed in Vascular and Interventional Radiology at the University of Texas MD Anderson Cancer Center.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY and SCS, the outcome of its studies to evaluate LIBERTY, SCS and other existing and future technologies, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct the SCS’s early feasibility study which could adversely affect or delay such study, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754